Exhibit 99.1

CAREMAX MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “CareMax,” “we,” “us,” “our,” and the “Company” refers to CareMax Medical Group, LLC and its subsidiaries. The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this Current Report on Form 8-K. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Current Report on Form 8-K, particularly in the sections entitled “Risk Factors” and “Forward-Looking Statements.”

Overview

CareMax is an at-risk primary-care provider contracted by Medicare Advantage (“MA”) plans to provide care to patients in South Florida, which is one of the largest and fastest growing Medicare and dual-eligible markets in the US. Founded by Carlos and Alberto De Solo, CareMax operates a growing network of physicians and multi-specialty medical and wellness centers. The Company currently has 11 centers open in South Florida with an additional two centers under construction, which are expected to open in 2022. CareMax offers a comprehensive range of medical services, including primary and preventative care, specialist services, diagnostic testing, chronic disease management and dental and optometry services under global capitation contracts.

CareMax was founded in 2013 and is a leading health care organization focused on providing high-quality medical services through physicians and health care professionals committed to the overall health and wellness continuum of care for its patients. CareMax utilizes a high touch, comprehensive approach to coordinating care for patients that incorporates both exceptional clinical care and the integration of technology and data analytics to manage risk and drive patient satisfaction, provide value-based care and achieve superior clinical outcomes. CareMax also has a Management Services Organization/Independent Physician Association (“MSO/IPA”), arm Managed Healthcare Partners (“MHP”), that provides managerial support to physicians, allowing them to devote more time to patient care and less time to back-office activities. Through such services, physicians can benefit from the economies of scale, efficient specialty network and negotiated utilization network, dental and optometry services, technology, coding and overall infrastructure that CareMax and MHP have tirelessly built to better serve its network of independent physicians. CareMax has also developed a proprietary platform called CareOptimize that assists the care team in aggregating and curating data from across the care continuum. The CareOptimize platform uses a rules engine, powered by machine learning and artificial intelligence, to manifest cost, quality, and clinical data points at point of care during visits and between visits.

CareMax medical centers aim to help members achieve and maintain healthier lives with seminars and classes. We provide personal assistance to members and offer information on numerous health-related topics, as well as programs to enhance personal development. Patients enjoy wellness services on important issues such as:

◾Fall Prevention for Seniors;
◾Preventive Medicine;
◾Physical Activity and Nutrition; and
◾Diabetes Prevention and Control.

Transportation is offered to and from the CareMax wellness centers for the patients’ convenience.

CareMax centers cater to MA Members. MA (or Medicare Part C) plans are run by private insurance companies, approved by and under contract with Medicare.  With MA, patients get all of the same coverage as original Medicare, including emergency care, and most plans also include prescription drug coverage.  In many cases, MA plans offer even more than original Medicare, including dental, vision, hearing and wellness programs.

We believe we can translate the above premium services into economic benefits. By focusing on interventions that keep our patients healthy, we can capture the cost savings that our care model creates and reinvest them in our care model. We believe these investments lead to better outcomes and improved patient experiences, which will drive further cost savings, power patient retention and enable us to attract new patients. We believe increasing cost savings over a growing patient population will deliver an even greater surplus to the organization, enabling us to reinvest to scale and fund new centers, progress our care model and enhance our technology. This virtuous cycle has created compelling economics at the center level, with our twelve centers serving more than 6,380 at-risk patients as of March 31, 2021, operating at 60% weighted average capacity and generating total revenues of $27.9 million and weighted average center-level contribution margins (defined as (i) capitated and other revenue minus (ii) the sum of (a) medical claims expense and (b) cost of care, excluding depreciation and amortization) of 6%.

As of March 31, 2021, we employed approximately 393 team members, including approximately 21 primary care providers. For the three months ended March 31, 2021 and 2020, our total revenues were $27.9 million and $25.2 million, respectively, representing a year-over-year growth rate of 10.7%. We believe we have significant growth opportunities available to us, with 40% of our current aggregate center capacity not utilized due to our recent center openings and a substantial opportunity to increase the number of centers we operate in new and existing markets.

Key Factors Affecting Our Performance

Our Patients

Our centers accept only MA and Medicaid patients.

MA patients are those individuals enrolled in an MA plan that have contracted with us. As of March 31, 2021, we managed the health and wellbeing for nearly 100% of our MA patients on an at-risk basis, where we have been selected as the patient’s primary care provider and are financially responsible for all of such patient’s medical costs, including but not limited to emergency room (“ER”) and hospital visits, post-acute care admissions, prescription drugs, specialist physician expenditures (e.g., orthopedics) and primary care expenditures. For these patients we receive an agreed percentage of the premium the MA plan receives from the Centers for Medicare and Medicaid Services (“CMS”) (typically the substantial majority of such premium given the risk borne by us). Our value proposition to these patients and their MA plan is to improve these patients’ health and reduce these patients’ healthcare costs by providing a more comprehensive patient experience via the CareMax system, whereby we invest more heavily in primary care to avoid more expensive downstream costs, such as hospital admissions. Because we are at-risk for the entirety of a patient’s medical expense, investing more heavily in preventative primary care makes economic sense given the relative costs to acute, episodic hospital-based care. In the three months ended March 31, 2021, we derived 100% of our revenue from our at-risk patient base and expect at-risk patients to constitute the majority of our revenue going forward. Overall, our at-risk patients are profitable at the center level, with a per-patient center-level contribution of approximately $400 per month overall. Overall, our per-patient center-level contribution for at-risk patients increases after three years as patients have longer experience in our model. The improvement of contribution from the average at-risk patient to a tenured at-risk patient is driven by spreading costs over a larger base of patients, as tenured patients tend to be in more mature centers, and improved results driven by our clinical model.

The revenue we generate for our fee-for-service patients is significantly less than the revenue associated with our at-risk MA patients. We count fee-for-service patients as those that have completed a welcome visit at one of our centers and verbally communicated a desired interest in continuing to receive care at our centers. A fee-for-service patient remains active in our system until we are informed by the health plan that the patient is no longer active.

Our fee-for-service revenue, on a per patient basis, is lower than our per patient revenue for at-risk patients basis in part because our fee-for-service revenue covers only the primary care services that we directly provide to the patient, while the capitation revenue is intended to compensate us for the services directly performed by us, as well as the financial risk that we assume related to the third-party medical expenses of at-risk patients.

In terms of the total expense of services provided internally, approximately 100% of our services were provided to patients covered by MA plans covered by capitation arrangements for the three months ended March 31, 2021 and 2020. Our patients enrolled in MA plans covered by capitation arrangements had on average approximately 12 and 8 visits for the three months ended March 31, 2021 and 2020, respectively.

Despite the difference in patient economics between these two groups and the small number of fee-for-service patients, we continue to serve both. We do this for a few reasons: (1) we are focused on providing the best healthcare for and improving the wellbeing of all Medicare patients; (2) we are hopeful that in some future period there will be new programs through CMS that allow us to achieve risk-like patient economics on our traditional Medicare patients and (3) our fee-for-service patients often enroll in MA plans at some point in time. We will educate our patients on the different components of Medicare and how they relate to one another. If patients are interested, we will introduce them to an unaffiliated insurance agent who can help them decide the appropriate plan for them based on their individual health needs. If our fee-for-service patients enroll in MA, we are better positioned to continue to serve them as at-risk patients, as we are already familiar with their health conditions, they are familiar with our care model and we receive additional data from payors and third-party medical providers to help us care for them once they join a capitation arrangement.

Medicare provides an annual enrollment period during the fall of each year to allow patients to select an MA program or instead select traditional Medicare, with only limited ability for patients to make that selection during other periods of the year. Once patients have selected MA, they can change the selection of their primary care provider at any time. Accordingly, while the annual enrollment period is important to us, we are able to attract new at-risk patients at any time during the year from the existing pool of MA patients, and we must work to retain our patients throughout the year.

Our historical financial performance has been, and we expect our financial performance in the future to be, driven by our ability to:

Add New Patients in Existing Centers

We believe our ability to add new patients is a key indicator of the market’s recognition of the attractiveness of our care model, both to our patients and payor partners, and a key growth driver for the business. We have a large embedded growth opportunity within our existing center base. With an average capacity of 886 patients, our 11 centers as of March 31, 2021 can support approximately 9,700 patients. We also believe that even after COVID-19 subsides, we will continue to conduct a portion of visits by telehealth based on patient preference and clinical need, which could potentially increase the average capacity of our centers beyond 10,400 patients. Additionally, as we add patients to our existing centers, we expect these patients to contribute significant incremental economics to CareMax as we leverage our fixed cost base at each center.

We utilize a proactive strategy to drive growth to our centers. We employ a grassroots approach to patient engagement led by our Outreach Team and supplemented by more traditional marketing, including digital and social media, print, mail and telemarketing. We leverage our Outreach Team to ensure we are connecting with Medicare-eligible patients across a number of channels to make them aware of their healthcare choices and the services we offer. These efforts have historically included hosting events within our centers and participating in community events. Each of our centers has a community room, a space designated and available for our patients’ use whenever the center is open. We also utilize this space to provide fitness and health education classes to our patients and often open up events to any older adults in the community regardless of their affiliation. In 2019, we hosted approximately 60 local events in the communities surrounding our centers, none in 2020 (due to COVID-19) and 10 in the first quarter of 2021. During the global pandemic, we were leveraging our community centers as extra waiting room space as needed which allowed easier social distancing for patients or their companions. We are continuing to leverage our community-based marketing approach with less focus on in-person interactions and more focus on working with our community partners to identify older adults who need our services. It is our belief that the enhanced awareness of the importance of managing chronic illnesses as well as patient varied preferences on preferred method to interact with providers will continue to drive demand for CareMax’s services amongst older adults. We believe our marketing efforts lead to increased awareness of CareMax and to additional patients choosing us as their primary care provider, regardless of whether that patient is covered under MA or traditional Medicare. We believe that our outreach efforts also help to grow our payor partners’ membership base as we grow our own patient base and help educate patients about their choices on Medicare, further aligning our model with that of healthcare payors.

Our payor partners will also direct patients to CareMax. They do this either by assigning patients who have not yet selected a primary care provider to CareMax, or by insurance agents informing their clients about CareMax, which we believe often results in the patient selecting us as their primary care provider when they select an MA plan. Payors dedicate a large share of their internal efforts to reducing medical costs, and they have a nearly unlimited desire to engage with solutions proven to achieve that goal. Due to our care delivery model’s patient-centric focus, we have been able to consistently help payors manage their costs while raising the quality of their plans, affording them quality bonuses that increase their revenue. We believe that we represent an attractive opportunity for payors to meaningfully improve their overall membership growth in a given market without assuming any financial downside.

Patient Satisfaction

Once we bring on new patients, we focus on engagement around a care plan and satisfaction. The result is high patient satisfaction. Our model provides visibility on our financial and growth trajectory given the recurring nature of the revenue we collect from our MA partners once their members begin utilizing CareMax programs. The following table sets out our growth in patients from 2017 through 2020 on an annual basis and on a three-month basis for the period ended March 31, 2021.

	Patients	Increase	%
2017	3,027
2018	3,602	575	19%
2019	4,821	1,219	34%
2020	6,241	1,420	29%
2021	6,380	139	2%

CareMax allows for MA enrollees to be risk-adjusted in order to compensate the MA plan for the greater medical costs associated with sicker patients, so long as the health plan appropriately and accurately documents the patients’ health conditions. Often, our patients have not previously engaged with the healthcare system, and therefore their health conditions are poorly documented. Through our care model, we organically determine and assess the health needs of our patients and create a care plan consistent with those needs. We capture and document health conditions as a part of this process. We believe our model aligns best with the risk adjustment framework as we scale the clinical intensity of our care model based upon the needs of the individual patient—we invest more dollars and resources towards our sicker patients.

Expand our Center Base within Existing and New Markets

We believe that we currently serve less than 1% of the total patients in the markets where we currently have centers. As a result, there is significant opportunity to expand in our existing markets through the acquisition of new patients to existing centers and the addition of new centers. For the long term, these strategically developed new sites allow us to access additional neighborhoods while leveraging our established brand and infrastructure in a market. We believe our existing markets can support approximately 1,000 centers based upon the number of Medicare patients in these markets and the capacity of our current centers. The table below reflects statistics of our current centers.

	2018	2019	2020	2021
Centers	11	11	12	12
Markets	1	1	1	1
Patients	3,600	4,800	6,200	6,380
At-risk	99.3%	99.5%	99.7%	99.7%
Fee for service	0.7%	0.5%	0.3%	0.3%

The patient numbers are approximations. 2021 data is as of March 31, 2021.

We estimate that the core addressable market for our services is approximately 884,000 Medicare eligible patients in our target demographic. We believe this market represents approximately $10.6 billion of annual healthcare expenditures based on multiplying an average annual revenue of $12,000 per member, which is derived from our experience and industry knowledge and which we believe represents a reasonable national assumption, by the number of Medicare eligible patients in our target markets. Our existing markets today represent a small fraction of this massive market opportunity. Based upon our experience to date, we believe our innovative care model can scale nationally, and we therefore expect to selectively and strategically expand into new geographies. As we continue this expansion, our success will depend on the competitive dynamics in those markets, and our ability to attract patients and deploy our care model in those markets. Through CareOptimize’s clients, which are spread across more than 30 states, we already understand the healthcare dynamics in communities we are looking to expand to. This gives management a high degree of confidence that the CareMax care model can have similar clinical and financial outcomes as we have seen in South Florida in other locations.

Once we have identified a location for a new center, our typical center takes 12 months to open and, after taking into account tenant improvement allowances, landlord or developer work and similar items, our historical upfront capital expenditures average approximately $90 per square foot inclusive of licensing, center construction, center furnishing, purchase of medical equipment and supplies, talent recruiting and initial marketing efforts. We typically enter into long-term triple net leases with our landlords and do not own any real estate, enabling us to more quickly identify and build new centers with a capital efficient model.

By adding new patients to our existing centers, retaining our existing patients, and strategically opening new centers in existing geographies, we have generated significant revenue growth over our competitors. We plan to continue pursuing further strategic acquisitions of medical centers in 2021.

Contract with Payors

Our economic model relies on our capitated partnerships with payors that manage and market MA plans across the United States. In our short history, we have been able to establish strategic, value-based relationships with nine different payors. These existing contracts and relationships, and our partners’ understanding of the value of our care model, reduces the risk of entering into new markets, as we plan to have payor contracts in place before entering a new market. Maintaining, supporting and growing these relationships, particularly as we enter new geographies, is critical to our long-term success. We believe our care model is well-aligned with our payor partners—we drive better health outcomes for their patients, enhancing patient satisfaction, while driving incremental patient and revenue growth. We believe this alignment of interests and our highly effective care model will ensure our continued success with our payor partners.

Effectively Manage the Cost of Care for Our Patients

The capitated nature of our contracting with payors requires us to prudently manage the medical expense of our patients. Our medical claims expense is our largest expense category, representing 66% of our total operating expenses for the three months ended March 31, 2021. Our care model focuses on leveraging the primary care setting as a means of avoiding costly downstream healthcare costs, such as acute hospital admissions. The results have been impressive, as we have been able to drive a 56% reduction in hospital admissions (based on our hospital admission rates per thousand patients of 162 as of March 31, 2021, compared to the Medicare benchmark of 370), a reduction in 30-day readmission rates (based on our rate of hospital readmissions within 30 days per thousand patients of 13.6% as of March 31, 2021, compared to the Medicare benchmark of 19%) and an 80% reduction in emergency department visits (based on our rate of emergency department “treat and release” claims per thousand patients of 219 as of March 31, 2021, compared to the Medicare benchmark of 1,091). However, our patients retain the freedom to seek care at ERs or hospitals; we do not restrict their access to care. Therefore, we could be liable for potentially large medical claims should we not effectively manage our patients’ health. We utilize stop-loss insurance for our patients, protecting us for medical claims per episode in excess of certain levels.

Center-Level Contribution Margin

We endeavor to expand our number of centers and number of patients at each center over time. Due to the significant fixed costs associated with operating and managing our centers, we generate significantly better center-level contribution margins as the patient base within our centers increases and our costs decrease as a percentage of revenue. As a result, the value of a center to our business increases over time.

Seasonality to our Business

Due to the large number of dual-eligible patients (meaning eligible for both Medicare and Medicaid) we serve, the annual enrollment period doesn’t materially affect our growth during the year. We typically see large increases in Affordable Care Act (“ACA”) patients during the first quarter as a result of the ACA annual enrollment period (October to December). However, this is not a large portion of our business.

Our operational and financial results will experience some variability depending upon the time of year in which they are measured. This variability is most notable in the following areas:

Per-Patient Revenue

The revenue derived from our at-risk patients is a function of the percentage of premium we have negotiated with our payor partners, as well as our ability to accurately and appropriately document the acuity of a patient. We experience some seasonality with respect to our per-patient revenue, as it will generally decline over the course of the year. In January of each year, CMS revises the risk adjustment factor for each patient based upon health conditions documented in the prior year, leading to an overall increase in per-patient revenue. As the year progresses, our per-patient revenue declines as new patients join us, typically with less complete or accurate documentation (and therefore lower risk-adjustment scores), and patient mortality disproportionately impacts our higher-risk (and therefore greater revenue) patients.

Medical costs

Medical costs will vary seasonally depending on a number of factors, but most significantly the weather. Certain illnesses, such as the influenza virus, are far more prevalent during colder months of the year, which can result in an increase in medical expenses during these time periods. We would therefore expect to see higher levels of per-patient medical costs in the fourth quarter. Medical costs also depend upon the number of business days in a period. Shorter periods will have lesser medical costs due to fewer business days. Business days can also create year-over-year comparability issues if one year has a different number of business days compared to another. We would also expect to experience an impact in the future should there be another pandemic such as COVID-19, which may result in increased or decreased total medical costs depending upon the severity of the infection, the duration of the infection and the impact to the supply and availability of healthcare services for our patients.

Investments in Growth

We expect to continue to focus on long-term growth through investments in our centers, care model and marketing. In addition, we expect our corporate general and administrative expenses to increase in absolute dollars for the foreseeable future to support our growth and because of additional costs as a public company, including expenses related to compliance with the rules and regulations of the SEC, Sarbanes Oxley Act compliance, the stock exchange listing standards, additional corporate and director and officer insurance expenses, greater investor relations expenses and increased legal, audit and consulting fees. While our net income may decrease in the future because of these activities, we plan to balance these investments in future growth with a continued focus on managing our results of operations and investing judiciously. Accordingly, in the short term, we expect these activities to decrease our net income, but in the longer term we anticipate that these investments will positively impact our business and results of operations.

Key Business Metrics

In addition to our GAAP financial information, we review a number of operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions.

	2018	2019	2020	2021
Centers	11	11	12	12
Markets	1	1	1	1
Patients (1)	3,600	4,800	6,200	6,380
At-risk	99.3%	99.5%	99.7%	99.7%
Fee for service	0.7%	0.5%	0.3%	0.3%
Patient contribution	$7,698	$8,018	$8,602	$4,896
Platform contribution	$994	$1,333	$1,729	$949

[1]	Patient numbers are approximate. 2021 results are as of March 31, 2021.

Centers

We define our centers as those primary care centers open for business and attending to patients at the end of a particular period. Our centers are leased by CareMax.

Total Patients

Total patients includes both at-risk MA patients (those patients for whom we are financially responsible for their total healthcare costs) as well as fee-for-service patients. We define our total at-risk patients as at-risk patients who have selected us as their provider of primary care medical services as of the end of a particular period. We define our total fee-for-service patients as fee-for-service patients who come to one of our centers for medical care at least once per year. A fee-for-service patient remains active in our system until we are informed by the health plan the patient is no longer active.

Patient Contribution

We define patient contribution as capitated revenue less the sum of medical claims expense. We view patient contribution as all of the dollars available for us to manage our business, including providing care to our patients, investing in marketing to attract new patients to CareMax, and supporting the organization through our central corporate infrastructure. We expect that patient contribution will grow year-over-year in absolute dollars as our at-risk patient base continues to grow. We would also expect that our patient contribution per-patient-per-month economics on our at-risk patients will continue to improve the longer our patients are part of CareMax as we better understand their health conditions and the patients better engage with our care model. We would expect, however, that our aggregate patient contribution per-patient-per-month economics on our at-risk patients may decrease at an aggregate level to the extent our patient growth skews our mix of patients towards patients newer to the CareMax system. We would also expect to experience seasonality in patient contribution with Q1 typically generating the greatest patient contribution and decreasing for the rest of the year. This seasonality is primarily driven by our adding new patients to the CareMax Platform throughout the year, who generally have lower per-patient capitated revenue compared to our existing patient base.

Platform Contribution

We define platform contribution as total revenues less the sum of (i) medical claims expense and (ii) cost of care, excluding depreciation and amortization. We believe this metric best reflects the economics of our care model as it includes all medical claims expense associated with our patients’ care as well as the costs we incur to care for our patients via the CareMax System. As a center matures, we expect the platform contribution from that center to increase both in terms of absolute dollars as well as a percentage of capitated revenue. This increase will be driven by improving patient contribution economics over time, as well as our ability to generate operating leverage on the costs of our centers. Our aggregate platform contribution may not increase despite improving economics at our existing centers should we open new centers at a pace that skews our mix of centers towards newer centers. We would expect to experience minimal seasonality in platform contribution due to minimal seasonality in our patient contribution.

Impact of COVID-19

The rapid spread of COVID-19 around the world and throughout the United States altered the behavior of businesses and people, with significant negative effects on federal, state and local economies. The virus disproportionately impacts older adults, especially those with chronic illnesses, which describes many of our patients. To date, we have experienced, or expect to experience, the following impacts on our business model due to COVID-19:

•

Care Model. During the pandemic, we transitioned much of our care to telehealth services, while increasing patient visit volume and maintaining continuity of care. Our average daily visits decreased approximately 27% in April 2020 compared to the year ended 2019 as local Governments discouraged elective procedures for elderly patients; our patient base. However, they started to pick back up in the three months ended March 2021, as average visits per patient rose from 8 to 12 comparing the first quarters of 2021 and 2020 due to the success of the COVID-19 vaccine campaign. With the ebbs and flows of COVID-19 and hospitalization rates, our annualized utilization is in-line with historic levels.

Our goal in addressing COVID-19 was threefold:

1. Keep patients informed;

2. Keep patients safe; and

3. Help patients affected by COVID-19.

To achieve these goals, we introduced several new programs:

In-home Meal delivery. To address nutritional needs and allow people to shelter in place, we leveraged our transportation infrastructure to provide food delivery to our most at-risk patients to address their social determinants of health, making over 74,000 deliveries from December 31, 2020 through March 31, 2021, since our markets were first impacted in March 2020.

Telehealth. We launched telehealth to allow patients to access their PCP. At the height of COVID19, 90% of our visits were done via telehealth or a traditional call. As of March 31, 2021, we still see approximately 25% of our patients through this technology.

COVID-19 informed care management monitoring. We created a care management monitoring and outreach program to care for our patients who had a confirmed or suspected case of COVID-19. This includes monitoring daily feeds form the State of Florida’s Encounter Notification Service, which allows us to know about each admission and discharge to a hospital inpatient or ER. All admissions are researched and, if we determine it is COVID-—19 related, we monitor the case and follow up with post-discharge support.

As our revenues are not determined or earned based upon the number of times we interact with our patients, and as we were already incurring the cost associated with the employees responsible for assisting our patients across all of these dimensions, these care model changes have not had a material financial impact on our revenue or our costs.

•	Other Revenue. Other revenue includes revenue received for care we provide and bill on a fee-for-service basis. While our centers remained open during the COVID-19 pandemic, we restricted our in-center visits to those patients with the most urgent needs. These restrictions resulted in our performing fewer fee-for-service visits, resulting in lower dollar values of claims.

•	Growth. At the end of March 2020, we made the decision to suspend community-based outreach events and scale back our central marketing efforts due to safety concerns for our employees and our communities and to comply with local government ordinances. As a result, we saw our growth adversely impacted in 2020. We restarted our outreach and held 10 events in the first quarter of 2021.

•	Medical Claims Expense. Although our patient demographic was disproportionately impacted by the effects of COVID-19, as of March 2021, our annualized external medical services under global capitation appear to be in line with previous periods. However, hospital admissions and ER visits for our patients due to COVID-19 were 37 and 28, respectively, during the three months ended March 31, 2021. This represents 27% and 16% of our total hospital admissions and ER visits, respectively. The average expense of a COVID-19 hospital admission was approximately $19,000, compared to a regular hospital admission expense of approximately $17,000. The average expense of a COVID-19 ER visit was approximately $850, compared to approximately $900 for a regular ER visit. Based on this data, our current estimate of the incremental COVID-19 effect on our income statement for the three months ended March 31, 2021 was an increase in expense of approximately $0.7 million. However, this expense was offset by lower utilization in elective procedures and lower non-COVID-19 utilization.

•	Risk-adjustment. Medicare Advantage pays capitation using a “risk adjustment model,” which compensates providers based on the health status (acuity) of each individual patient. Payors with higher acuity patients receive more, and those with lower acuity patients receive less. Medicare requires that a patient’s health issues be documented annually regardless of the permanence of the underlying causes. Historically, this documentation was required to be completed during an in-person visit with a patient. As part of the CARES Act, Medicare is allowing documentation for conditions identified during video visits with patients.

•	Cost of Care, Excluding Depreciation and Amortization (Medical Supplies). During 2020, we had to acquire significantly greater quantities of medical supplies at significantly higher prices to ensure the safety of our employees and our patients. Our medical supply cost was flat for the three months ended March 31, 2021 compared to the three months ended December 31, 2020. However, this is a relatively small number in terms of dollars and did not create an outsized adverse result to our financial results. While the price of these items may remain higher than historical levels for the foreseeable future, we do not expect these incremental costs to be material.

Components of Results of Operations

Revenue

Capitated Revenue. Our capitated revenue consists primarily of fees for medical services provided by us or managed by our affiliated medical groups under a capitation arrangement made directly with various MA payors. Capitation is a fixed amount of money per patient per month paid in advance for the delivery of health care services, whereby we are generally liable for medical costs in excess of the fixed payment and are able to retain any surplus created if medical costs are less than the fixed payment. A portion of our capitated revenues are typically prepaid monthly to us based on the number of MA patients selecting us as their primary care provider. Our capitated rates are determined as a percentage of the premium the MA plan receives from CMS for our at-risk members. Those premiums are determined via a competitive bidding process with CMS and are based upon the cost of care in a local market and the average utilization of services by the patients enrolled. Medicare pays capitation using a “risk adjustment model,” which compensates providers based on the health status (acuity) of each individual patient. Payors with higher acuity patients receive more in premium, and those with lower acuity patients receive less in premium. Under the risk adjustment model, capitation is paid on an interim basis based on enrollee data submitted for the preceding year and is adjusted in subsequent periods after the final data is compiled. As premiums are adjusted via this risk adjustment model, our capitation payments will change in unison with how our payor partners’ premiums change with CMS. Risk adjustment in future periods (e.g., the second quarter of and beyond) may be impacted by COVID-19 and our inability to accurately document the health needs of our patients in a compliant manner, which may have an adverse impact on our revenue.

We measure the incremental cost of our capitation agreements by starting with our center-level expenses, which are calculated based upon actual expenses incurred at a specific center for a given period of time and expenses that are incurred centrally and allocated to centers on a ratable basis. These expenses are allocated to our at-risk patients based upon the number of visit slots these patients utilized compared to the total slots utilized by all of our patients. All visits, however, are not identical and do not require the same level of effort and expense on our part. Certain types of visits are more time and resource intensive and therefore result in higher expenses for services provided internally. Generally, patients who are earlier in their tenure with CareMax utilize a higher percentage of these more intensive visits, as we get to know the patient and properly assess and document such patient’s health condition. Because a significant portion of fee-for-service patients elect to switch to a capitation arrangement as they get more comfortable with our services and care model and learn about the potential benefits of MA, our fee-for-service patients, as a whole, tend to be less tenured and therefore, as a group, higher utilizers of these more intensive visits. This phenomenon explains why the proportionate expense for internally provided services does not follow the same proportion for at-risk visits and fee-for-service visits.

Revenues and expenses from our physician groups are consolidated with other clinical and MSO/IPA expenses to determine profitability for our at-risk and fee-for-service arrangements. Physician group economics are not evaluated on a stand-alone basis, as certain non-clinical expenses need to be consolidated to consider profitability.

See “—Critical Accounting Policies—Capitated Revenue” for more information. We expect capitated revenue will increase as a percentage of total revenues over time because of the greater revenue economics associated with at-risk patients compared to fee-for-service patients.

Other Revenue. Other revenue is comprised of ancillary fees earned under contracts with certain payors for the provision of certain care coordination and other care management services. These services are provided to patients covered by these payors regardless of whether those patients receive their care from our affiliated medical groups.

Operating Expenses

Medical Expenses.  Medical expenses under global capitation include all services at-risk patients utilize. These include claims paid by the health plan and estimates for unpaid claims. Medical expenses also include our reinsurance premiums and recoveries. Actual claims expense will differ from the estimated liability due to factors in estimated and actual patient utilization of health care services, the amount of charges and other factors. We typically reconcile our medical claims expense with our payor partners on a monthly basis and adjust our estimate of incurred but not paid claims if necessary. To the extent we revise our estimates of incurred but not paid claims for prior periods up or down, there would be a correspondingly favorable or unfavorable effect on our current period results that may or may not reflect changes in long term trends in our performance. We expect our medical claims expense to increase in both absolute dollar terms as well as on a flat capitation per patient per month (“PPPM”) basis given the healthcare spending trends within the Medicare population and the increasing disease burden of our patients as they age.

Other Medical Costs. Other medical costs include the costs of additional medical services we provide to our patients that are not paid by the plan. These services include other specialty costs, like dental or vision. In some instances, CareMax has negotiated better rates than the health plans.

Direct Medical Salaries, Wages and Benefits. Direct medical salaries, wages and benefits include those paid to medical doctors, nurse practitioners, physician assistants, registered nurses, scribes, medical assistants and phlebotomists. We also include patient support employees such as center administrators, receptionists, activity coordinators, access representatives and patient engagement representatives in direct medical salaries, wages and benefits. As we open new centers, we expect these costs to increase in absolute dollars.

Salaries, Wages and Benefits Salaries, wages and benefits include employee-related expenses, including salaries and related costs. We expect these costs to increase in absolute dollars over time as we continue to grow our patient panels.

Selling, General and Administrative Expenses. Selling, general and administrative expenses include all corporate technology, sales and marketing expenses, third party professional services and occupancy costs. We expect these expenses to increase over time due to the additional legal, accounting, insurance, investor relations and other costs that we will incur as a public company, as well as other costs associated with continuing to grow our business. We also expect our selling, general and administrative expenses to increase in absolute dollars in the foreseeable future. However, we anticipate selling, general and administrative expenses to decrease as a percentage of revenue over the long term, although they may fluctuate as a percentage of revenue from period to period due to the timing and amount of these expenses.

Depreciation and Amortization. Depreciation and amortization expenses are primarily attributable to our capital investment and consist of fixed asset depreciation, amortization of intangibles considered to have definite lives, and amortization of capitalized internal-use software costs.

Other Income (Expense)

Interest Expense. Interest expense consists primarily of interest payments on our outstanding borrowings under our note payable. See “—Liquidity and Capital Resources—Note Payable.”

Results of Operations

Three Months Ended March 31, 2021 compared to Three Months Ended March 31, 2020.

Capitated Revenue. Capitated revenue was $27.8 million for the three months ended March 31, 2021, an increase of $2.8 million, or 11%, compared to $25.0 million for the three months ended March 31, 2020. This increase was driven primarily by a 30% increase in the total number of at-risk patients.

Other Revenue. Other revenue was $0.1 million for the three months ended March 31, 2021 and 2020.

The following table sets forth our combined statements of operations data for the periods indicated:

	Three Months Ended	Three Months Ended
	March 31,
	2021	2020	$ change	% change
($millions)
Operating Expense				50%

Medical expenses	$17.4	$15.1	$2.3	15%
Other medical expenses	0.8	0.7	0.1	14%
Direct medical salaries, wages & benefits	0.2	0.3	(0.1)	-33%
Salaries, wages & benefits	3.9	2.6	1.3	48%
Selling, general & administrative	3.3	2.5	0.8	32%
Depreciation and amortization	0.5	0.4	0.1	25%
Total Operating Expense	$26.1	$21.6	$4.5	20%

 Medical expenses. Medical claims expense was $17.4 million for the three months ended March 31, 2021, an increase of $2.3 million, or 15%, compared to $15.1 million for the three months ended March 31, 2020. The increase was primarily due to a 30% increase in total at-risk patients and the inclusion of certain medical service providers expenses previously presented as a component of direct medical salaries, wages and benefits.

Other medical expenses. Other medical expenses were $0.8 million for the three months ended March 31, 2021, an increase of $0.1 million or 14%, compared to $0.7 million for the three months ended March 31, 2020. The increase was due to additional membership growth.

Direct medical salaries, wages & benefits. Direct medical salaries, wages & benefits were $0.2 million for the three months ended March 31, 2021, a decrease of $0.1 million, or 25%, compared to $0.3 million for the three months ended March 31, 2020. This decrease is attributable to certain medical service providers expenses now presented as a component of medical expenses.

Salaries, wages & benefits. Salaries, wages and benefits were $3.9 million for the three months ended March 31, 2021, an increase of $1.3 million or 48%, compared to the three months ended March 31, 2020. The increase was due to a 40% increase in employee headcount.

Selling, general & administrative. Selling, general & administrative expense was $3.5 million for the three months ended March 31, 2021, an increase of $0.8 million or 30% compared to the three months ended March 31, 2020. The increase was primarily due to a $0.4 million increase in professional fees in support of the business combination transaction, and a $0.2 million increase in rent expense due to signing leases for 3 additional medical centers.

Depreciation and amortization. Depreciation and amortization expense was $0.5 million for the three months ended March 31, 2021, an increase of $0.1 million or 30%, compared to the three months ended March 31, 2020. This was due to amortization of additional intangible assets purchased in the Tamarac and Havana I and II acquisitions.

Other Income (Expense)

Interest Expense. Interest expense was $0.5 million for the three months ended March 31, 2021, an increase of $0.2 million compared to $0.3 million for the three months ended March 31, 2020. The increase was primarily due to an increase in the balance outstanding under the Loan Commitment agreement and additional accrued interest.

Trends

We evaluate our medical claims expense as a percentage of our capitated revenue. There are several factors that may drive seasonal variation in medical claims expense as a percentage of capitated revenue, including the benefit design of our patients’ health plans, the number of business days in a period, the seasonal occurrence of influenza and the timing of new patients to CareMax. Benefit design tends to result in greater expenses later in the calendar year, as patients’ financial responsibility for their healthcare tends to decrease over the course of the year as limits such as deductibles and out-of-pocket maximums are met, resulting in us bearing more of these costs. Most outpatient healthcare services are provided during the work week; therefore, depending on the number of business days in a quarter, there may be more or fewer days for our patients to receive care, which will impact the amount of our medical claims expense. Influenza, particularly dangerous for older patients, tends to occur during the colder months of the year, in the first and fourth quarters. Depending upon the severity of influenza in a given year, we may expect medical claims expense as a percentage of capitated revenue to be greater in these periods. Finally, as our patients become more engaged in our care model, we are better able to manage their medical costs incurred outside of our facilities. As the average tenure of our patients declines during the course of the year, we would expect greater medical costs as a percentage of capitated revenue as the year progresses. The combination of these factors creates a general trend where our medical costs as a percentage of capitated revenue increase during the year.

We monitor and evaluate our cost of care, excluding depreciation and amortization, as a percentage of total revenues. We expect that our cost of care, excluding depreciation and amortization, as a percentage of total revenues will fluctuate from quarter to quarter, driven by the timing of opening new centers. As our centers age and grow their patient panels, we expect the cost of care, excluding depreciation and amortization as a percentage of total revenues to decline as we leverage fixed and semi-fixed costs. However, given our newer centers represent a large portion of our total centers, that trend may not be visible in our financials. We expect the dollars associated with our cost of care, excluding depreciation and amortization, to continue to grow as we add new centers and new patients to our platform, but we expect these dollars as a percentage of our total revenues to decline.

Our sales and marketing expenses fluctuate based on the timing of outreach and advertising campaigns. Given patients typically enroll in MA plans during the annual open enrollment period (from mid-October through early December), we expect to incur greater sales and marketing expenses in the second half of the year to increase patient awareness of CareMax. We will also experience fluctuations in these expenses depending upon our ability to economically attract new patients to the CareMax system.

Liquidity and Capital Resources

General

To date, we have financed our operations principally through operations and a loan commitment facility. As of March 31, 2021, we had cash and cash equivalents of approximately $6.4 million. Our cash and cash equivalents primarily consist of cash maintained in our bank account. Since our inception, we have been profitable, as reflected in our positive members’ equity as of March 31, 2021.

We believe our cash and cash equivalents will be sufficient to fund our operating and capital needs for at least the next 12 months. Our assessment of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties. Our actual results could vary because of, and our future capital requirements will depend on, many factors, including our growth rate, the timing and extent of spending to open new centers and expand into new markets and the expansion of sales and marketing activities.

Loan Commitment

We entered into a loan commitment facility dated August 14, 2019 with a third party for a total loan commitment of $18,500,000 (“Loan Agreement”), maturing on August 14, 2024. The loan commitment was split into a $16,000,000 term loan and a fixed $2,500,000 revolving loan commitment. The revolving loan commitment was paid back on December 10, 2020. Interest on the loan commitments are calculated as the greater of 2.25% or the LIBOR Index Rate, plus an applicable margin which is 6% at the effective date and at March 31, 2021. On December 10, 2020, we amended the Loan Agreement and increased the consolidated borrowing by $8.5 million, from $16 million to $24.5 million. Monthly payments began in January 2021 and include principal and interest calculated on the same terms as the original facility. The proceeds of the loan were used to pay off the existing revolving loan commitment of $2.5 million, fund the acquisition of Clinica Las Americas in the amount of approximately $4.0 million and pay debt issuance costs in the amount of approximately $0.4 million. In the future we expect borrowing under the Loan Agreement, as amended, be used to fund acquisitions and/or for other corporate purposes. Under the Loan Agreement, as amended, the Company is subject to various financial and nonfinancial covenants and is in compliance with these covenants as of March 31, 2021. The Company has a requirement to deliver a calculation of consolidated excess cash flow regarding the loan and security agreement to the lender within 120 days of the fiscal year end. The Company met this requirement. Under the terms of the agreement, if certain criteria are met, the Company may be required to make additional principal payments based on a formula calculating excess cash flow.

Contractual Obligations and Commitments

Our principal commitments consist of obligations under operating leases for our centers and repayments of long-term debt. The Company also has a contractual commitment to complete the construction of the Homestead medical center with an estimated total cost of approximately $1.5 million. Plans have been submitted for the newest medical center, East Hialeah, and opening is projected in the first or second quarter of 2022. The projects are being funded internally.

The following table summarizes our contractual obligations as of March 31, 2021:

	Payments due by period
		Less than			More than
($ millions)	Total	1 year	1-3 years	3-5 years	5 years
Notes Payable, principal (1)	$27.5	$0.8	$4.2	$22.5	$-
Notes Payable, interest (1)	0.2	0.2	-	-	-
Operating lease obligations	31.5	2.8	6.5	5.9	16.3
Total	$59.2	$3.8	$10.7	$28.4	$16.3

(1)	Represents amounts related to the Loan Agreement and other long-term debt.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of March 31, 2021 or December 31, 2020.

JOBS Act

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, as an emerging growth company, we can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our consolidated financial statements with a public company which is neither an emerging growth company, nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our unaudited condensed combined financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

Our unaudited condensed combined financial statements include the accounts of CareMax Medical Group, LLC and Managed Health Care Partners, LLC.

All intercompany balances and transactions are eliminated in consolidation.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below. Refer to Note 2 “Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this Current Report on Form 8-K for more detailed information regarding our critical accounting policies.

Capitated Revenue

The transaction price for our capitated payor contracts is variable as it primarily includes PPPM fees associated with unspecified membership. PPPM fees can fluctuate throughout the contract based on the health status (acuity) of each individual enrollee. In certain contracts, PPPM fees also include “risk adjustments” for items such as performance incentives, performance guarantees and risk shares. The capitated revenues are recognized based on the estimated PPPM fees earned net of projected performance incentives, performance guarantees, risk shares and rebates because we are able to reasonably estimate the ultimate PPPM payment of these contracts. We recognize revenue in the month in which eligible members are entitled to receive healthcare benefits. Subsequent changes in PPPM fees and the amount of revenue to be recognized are reflected through subsequent period adjustments to properly recognize the ultimate capitation amount.

For the three months ended March 31, 2021, we have included an estimate of $1.6 million PPPM fees as a result of expected acuity-related adjustments to be received in subsequent periods.

Medical Expenses

Medical claims expense includes all costs of caring for our at-risk patients and for third-party healthcare service providers that provide medical care to our patients for which we are contractually obligated to pay (through our full-risk capitation arrangements). The estimated reserve for a liability for unpaid claims is included in the liability for unpaid claims in the consolidated balance sheets. Actual claims expense will differ from the estimated liability due to factors in estimated and actual member utilization of health care services, the amount of charges and other factors. We assess our estimates with an independent actuarial expert to ensure our estimates represent the best, most reasonable estimate given the data available to us at the time the estimates are made. Certain third-party payor contracts include a Medicare Part D payment related to pharmacy claims, which is subject to risk sharing through accepted risk corridor provisions. Under certain agreements the fund risk allocation is established whereby we, as the contracted provider, receive only a portion of the risk and the associated surplus or deficit. We estimate and recognize an adjustment to medical expenses for Part D claims related to these risk corridor provisions based upon pharmacy claims experience to date, as if the annual risk contract were to terminate at the end of the reporting period.

We generally expect the range of our medical claims expense estimating risk to be within 10-15% of actual medical claims expense, which could represent as much as approximately 6% to 9% of our total operating expense.

We assess the profitability of our capitation arrangements to identify contracts where current operating results or forecasts indicate probable future losses. If anticipated future variable costs exceed anticipated future revenues, a premium deficiency reserve is recognized. No premium deficiency reserves were recorded as of March 31, 2021 or December 31, 2020.

Goodwill and Other Intangible Assets

Intangible assets consist primarily of risk-based contracts acquired through business acquisitions. Goodwill represents the excess of consideration paid over the fair value of net assets acquired through business acquisitions. Goodwill is not amortized but is tested for impairment at least annually.

We test goodwill for impairment annually on or about October 1st or more frequently if triggering events occur or other impairment indicators arise which might impair recoverability. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale, disposition of a significant portion of the business or other factors.

ASC 350, Intangibles—Goodwill and Other (“ASC 350”) allows entities to first use a qualitative approach to test goodwill for impairment. ASC 350 permits an entity to first perform a qualitative assessment to determine whether it is more likely than not (a likelihood of greater than 50%) that the fair value of a reporting unit is less than its carrying value. We skip the qualitative assessment and proceed directly to the quantitative assessment. When the reporting units where we perform the quantitative goodwill impairment are tested, we compare the fair value of the reporting unit, which we primarily determine using an income approach based on the present value of discounted cash flows, to the respective carrying value, which includes goodwill. If the fair value of the reporting unit exceeds its carrying value, the goodwill is not considered impaired. If the carrying value is higher than the fair value, the difference would be recognized as an impairment loss. There were no goodwill impairments recorded during the three-months ended March 31, 2021.

Risk contracts represent the estimated values of customer relationships of acquired businesses and have definite lives. We amortize the risk contracts on a straight-line basis over their eleven-year estimated useful lives. We amortize non-compete agreement intangible assets over five years on a straight-line basis.

The determination of fair values and useful lives require us to make significant estimates and assumptions. These estimates include, but are not limited to, future expected cash flows from acquired capitation arrangements from a market participant perspective, patient attrition rates, discount rates, industry data and management’s prior experience. Unanticipated events or circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results.

Recent Accounting Pronouncements

See Note 2 to our unaudited condensed combined financial statements “Summary of Significant Accounting Policies—Recent Accounting Pronouncements” included elsewhere in this Current Report on Form 8-K for more information.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.

Interest Rate Risk

Our primary market risk exposure is changing prime rate-based interest rates. Interest rate risk is highly sensitive due to many factors, including U.S. monetary and tax policies, U.S. and international economic factors and other factors beyond our control. Our Loan Agreement bears interest at a floating rate equal to the greater of 2.25% or LIBOR, plus an applicable margin between 5.00% and 6.00%. As of March 31, 2021, we had total outstanding debt of $24 million in principal amount under the Loan Agreement. Based on the amount outstanding, a 100-basis point increase or decrease in market interest rates over a twelve-month period would result in a change to interest expense of $0.2 million.

Inflation Risk

Based on our analysis of the periods presented, we believe that inflation has not had a material effect on our operating results. There can be no assurance that future inflation will not have an adverse impact on our operating results and financial condition.